Exhibit 99.3

FREE CASH FLOW RECONCILIATION

NDCHealth Corporation and Subsidiaries

Free cash flow is defined as net cash from operations less capital expenditures and dividends paid. Free cash flow is not a Generally Accepted Accounting Principles (GAAP) measurement and may not be comparable to free cash flow reported by other companies. In light of the company’s goal to reduce its levels of senior debt and interest expense, management believes free cash flow is a meaningful measure of its ability to generate cash for the payment of debt.

Reconciliation to the most directly comparable GAAP financial measure for the three months ended August 27, 2004 and August 29, 2003 to our results determined under GAAP is provided below.

(In thousands)

	Three Months Ended
	August 27, 2004	August 29, 2003
Net cash (used in) provided by operating activities	$(7,322)	$20,892
Capital expenditures	(10,339)	(13,803)
Dividends paid	(1,439)	(1,408)

Free cash flow	$(19,100)	$5,681